Exhibit 14.1

Summit Midstream Corporation

Code of Business Conduct and Ethics

Adopted August 1, 2024

The following Code of Business Conduct and Ethics (this “Code”) has been adopted by the Board of Directors (the “Board”) of Summit Midstream Corporation (together with its subsidiaries, the “Company”), and sets forth the Company’s policy with respect to business ethics and conflicts of interest, and is intended to ensure that the employees, officers and directors of the Company conduct business with the highest standards of integrity and in compliance with all applicable laws and regulations.

This Code applies to the employees, officers and directors of the Company, including its principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. Although this Code provides only a brief description of the potential problems that may arise, a familiarity with the basic principles of this Code should assist employees, officers and directors of the Company in avoiding illegal or unethical behavior. The Board has appointed the Executive Vice President, General Counsel of the Company to serve as the Company’s “Chief Compliance Officer” for all matters related to this Code; however, if the Chief Compliance Officer is the subject of any concerns relating to this Code, the Chairman of the Audit Committee of the Board shall serve as the Company’s Chief Compliance Officer with respect to any such matter.

The preceding paragraphs and Sections 1, 2, 3, 11 and 12 of this Code shall serve as the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

1.	Complying with Law

All employees, officers and directors of the Company shall respect and comply with all of the laws, rules and regulations of the United States and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business, and the laws, rules and regulations of which are applicable to the Company.

Such legal compliance should include, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and its employees, officers and directors. Generally, no employee, officer or director of the Company may buy, sell or otherwise trade in the stock or other securities of a company at any time when the person has access to or knowledge of confidential or material, non-public information about the company, whether or not they are using or relying upon that information. This restriction on “insider trading” is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, particularly firms that are current or prospective customers or suppliers of the Company. The restriction extends to sharing information or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the securities. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Employees, officers and directors of the Company are directed to the Company’s Insider Trading Policy and to the Chief Compliance Officer if they have questions regarding the applicability of such insider trading prohibitions.

This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult with the Chief Compliance Officer for any questions that you have regarding specific laws, rules and regulations.

2.	Conflicts of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest or the appearance of a conflict of interest with regard to the Company’s interests. A conflict situation may arise when an employee, officer or director of the Company takes actions or has private commercial or financial interests that interfere with his or her objectivity in performing his or her duties and responsibilities for the Company. Conflicts of interest may also arise when an employee, officer or director of the Company, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. It is almost always a conflict of interest for an employee of the Company to work simultaneously for a supplier, customer, partner, subcontractor or competitor of the Company. The Company’s employees should avoid any direct or indirect business connection with the suppliers, customers, partners, subcontractors or competitors, except on the Company’s behalf or as otherwise approved by the Chief Compliance Officer. Furthermore, employees, officers and directors of the Company should consult with the Chief Compliance Officer before accepting any position as an officer or director of any outside business concern. Loans to, or guarantees of obligations of, employees, officers and directors of the Company and their respective family members may also create impermissible conflicts of interest. Federal law prohibits loans by the Company to executive officers and directors of the Company.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board or the Audit Committee. Conflicts of interest may not always be clear-cut, so persons with questions should consult with the Chief Compliance Officer. Any employee, officer or director of the Company who becomes aware of a material transaction or relationship that reasonably could be expected to give rise to a conflict should bring it to the attention of the Chief Compliance Officer or consult the procedures described in Section 13 of this Code.

3.	Related Person Transactions

The Company recognizes that related person transactions present a heightened risk of conflicts of interest, and therefore all such transactions that are required to be disclosed under the rules of the Securities and Exchange Commission (the “SEC”) shall be subject to approval or ratification by the Board or the Audit Committee. In the event that the Board or the Audit Committee considers ratification of a related person transaction and determines not to so ratify such transactions, the officers of the Company shall make all reasonable efforts to cancel or annul the transaction.

In determining whether or not to recommend the initial approval or ratification of a related person transaction, the Board or the Audit Committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to (a) whether there is an appropriate business justification for the transaction; (b) the benefits that accrue to the Company as a result of the transaction; (c) the terms available to unrelated third parties entering into similar transactions; (d) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer); (e) the availability of other sources for comparable products or services; (f) whether it is a single transaction or a series of ongoing, related transactions; and (g) whether entering into the transaction would otherwise be consistent with this Code.

4.	Corporate Opportunity

Any business opportunity that is discovered through or arises from the use of property, information or position of the Company belongs to the Company. Any directors, officers and employee of the Company who becomes aware of such an opportunity are prohibited from taking for themselves personally (or for the benefit of friends or family members) such opportunities. No director, officer or employee of the Company may take personal advantage of such an opportunity without first receiving specific written approval from the Board or the Audit Committee. In the absence of pre-approval, any director, officer or employee of the Company must abandon or forfeit such opportunity or seek a waiver under Section 16 of this Code. In addition, no director, officer or employee may compete with the Company.

5.	Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Chief Compliance Officer or required by laws, regulations or legal proceedings. Employees, officers and directors should consult the Chief Compliance Officer if they believe they have a legal obligation to disclose confidential information. Generally, confidential information includes all information, whether oral or in writing, that has not been disclosed to the public and that might be of use to competitors, or, if disclosed, harmful to the Company or its customers.

6.	Fair Dealing

Each employee, officer and director of the Company should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

7.	Protection and Proper Use of Company Assets

All employees, officers and directors of the Company should protect the Company’s assets and ensure their efficient use. Any personal use of resources of the Company must not result in significant added costs, disruption of business processes or any other disadvantage to the Company. Theft, carelessness and waste have a direct impact on the Company’s profitability. All assets of the Company should be used for legitimate business purposes. The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

8.	Reports of Concerns or Complaints

The Company’s policy is to comply with all Applicable Laws and Standards, as defined in the Company’s Whistleblower Policy, available on the Corporate Governance page of the Company website and at the Company’s online reporting website.1, 2 If any employee, officer, director, vendor, contractor, or customer of the Company has concerns or complaints regarding questionable matters under Applicable Laws and Standards or this Code, then he or she is encouraged to report the concern or complaint (anonymously, confidentially or otherwise) using any of the reporting avenues in the Whistleblower Policy, which also describes how the Company handles reports.

9.	Safety, Prohibited Substances

The Company strives to provide each employee of the Company with a safe work environment. Each employee of the Company has responsibility for maintaining a safe workplace for all employees of the Company by following safety and health rules and practices, and by reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees of the Company should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol, or any other substance that may impair such employee’s ability to perform the essential functions of his or her job or create an unsafe work environment. The use of illegal drugs in the workplace shall not be tolerated. Communications concerning violations of this Section 9 may be submitted confidentially and/or anonymously as provided in the Whistleblower Policy.

10.	Business Entertainment, Gifts and Courtesies

The purpose of business entertainment, gifts and courtesies in a commercial setting is to create goodwill and sound working relationships, and not to gain unfair advantage with customers. Employees, officers and directors of the Company must act in a fair and impartial manner in all business dealings. No entertainment, gift or courtesy should be offered, given, provided or accepted by any employee, officer or director of the Company, or any of their family members or agents, unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) cannot be construed as a bribe or payoff and (d) does not violate any laws or regulations. Persons should contact the Chief Compliance Officer if they are not certain that any entertainment, gift or courtesy is appropriate.

[1]	https://summitmidstreampartnerslp.gcs-web.com/static-files/7ded7813-ceca-4b61-9e76-298c073f66f8.

[2]	https://secure.ethicspoint.com/domain/media/en/gui/60615/whistle.pdf.

11.	Books and Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Employees, officers and directors of the Company shall follow the Company’s record retention policies. Employees, officers and directors of the Company shall not destroy, shred or alter records that are in any way related to a threatened, imminent or pending legal or administrative proceeding, litigation, audit or investigation.

12.	Public Company Reporting and Other Government Filings

It is the Company’s policy that the information in its public communications, including Summit Midstream Corporation’s periodic reports and other filings with the SEC, be timely and understandable, and fair, complete and accurate in all material respects. Depending on his or her position with the Company, an employee, officer or director of the Company may be called upon to provide necessary information in furtherance of this policy. The Company expects employees, officers and directors of the Company to take this responsibility very seriously and to provide prompt, accurate and complete answers to inquiries related to the Company’s public disclosure requirements.

All employees of the Company are prohibited from knowingly misrepresenting or omitting, or causing others to misrepresent or omit, material facts about the Company to anyone having a role in the Company’s financial reporting and disclosure processes. Employees of the Company shall not directly or indirectly take any action to fraudulently induce, coerce, manipulate or mislead the Company’s independent registered public accounting firm for the purpose of rendering the financial statements of the Company misleading, or direct anyone else to do so. If an employee, officer or director of the Company believes that any of the Company’s financial statements or periodic reports contain any materially false or misleading information or omit material information, such person should follow the procedures described in Section 13 of this Code.

Employees responsible for preparing reports and filings with agencies other than the SEC, whether in the United States or other jurisdictions, should take care to see that they are prepared accurately and in compliance with applicable requirements.

13.	Reporting any Illegal or Unethical Behavior

If employees, officers or directors of the Company believe that they have violated the policies of this Code, they should promptly submit a report as provided in the Whistleblower Policy.

A person submitting a report is also, if they believe it is appropriate and are comfortable doing so, encouraged to promptly notify the Chief Compliance Officer about observed illegal or unethical behavior and to discuss, when in doubt, the best course of action in a particular situation. Employees, officers and directors of the Company who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company has occurred or may occur should promptly contact the Chief Compliance Officer. If they do not believe it is appropriate or are not comfortable approaching the Chief Compliance Officer about their concerns or complaints, then they may contact the Chief Executive Officer of the Company. If they do not believe it is appropriate or are not comfortable approaching the Chief Executive Officer of the Company, then they may contact the Chairman of the Audit Committee of the Board. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality shall be protected, subject to applicable law, regulation or legal proceedings.

14.	Accountability for Actions

Those persons who are not in compliance with the policies of this Code shall be held accountable for their actions and shall, to the extent possible, be required to take such action as necessary to become compliant. The failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law that may result in civil and criminal penalties.

15.	No Retaliation

The Company shall not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct. Any such retaliation may also constitute a violation of the Company’s Whistleblower Policy.

16.	Amendment, Modification and Waiver

This Code may be amended, modified or waived by the Board, subject to the provisions of the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the New York Stock Exchange (the “NYSE”). Any waiver of this Code for executive officers or directors shall be promptly disclosed to stockholders as required by SEC and NYSE rules.

17.	Website Posting

The Company will post a copy of this Code on its website as required by the applicable rules and regulations. In addition, Summit Midstream Corporation shall disclose in its Annual Report on Form 10-K that a copy of this Code is available on the Company’s website.